Exhibit 99.1

August 24, 2009

Dear ______,

On May 22, 2009, you entered into an agreement (the “Agreement”), a copy of which is attached hereto, with Community Bank Shares of Indiana, Inc. (the “Company”) in connection with the Company’s participation in the Troubled Asset Relief Program (“TARP”)-Capital Purchase Program (“CPP”) of the United States Treasury (the “Treasury”), as well as a related Waiver, a copy of which is also attached hereto.

In the June 15, 2009 Federal Register, the Treasury published an interim final rule (the “IFR”) amending 31 CFR Subtitle A, by revising part 30.  The IFR provides guidance on the executive compensation and corporate governance provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), as they affect participants in the TARP-CPP program.

The IFR expands the definition of the term “golden parachute payment,” as used in the Agreement, to also include (1) payments due to a change in control; and (2) acceleration of vesting due to a change in control event.  The IFR also prohibits the deferral of golden parachute payments past the end of the period in which any investor owns any debt or equity securities of the Company acquired pursuant to the Company’s participation in the TARP-CPP, or any warrants issued thereunder (the “Restricted Period”).  Therefore, to comply with the requirements of the IFR, and in consideration of the benefits that you will receive because of the Company’s continued participation in the TARP-CPP, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:

1.	The term “Golden Parachute Payment,” as defined in paragraph (6) of the Agreement, shall be amended so that it reads in its entirely as follows:

“Golden Parachute Payment” means any payment for the departure from employment with the Company for any reason, or any payment due to a change in control of the Company or any entity that is included in a group of entities treated as one TARP recipient with the Company, except for payments for services performed or benefits accrued, and as further defined and interpreted by the Treasury in the IFR or in other applicable statutes and regulations.”

2.
The Company’s Performance Units Plan (the “Units Plan”) provides that in the event of a change in control of the Company each participant shall be entitled to receive payment, prior to the end of the performance period, in an amount equal to what would otherwise be payable if the performance period had elapsed on the date of the change in control, and if any of the targeted performance objectives has not been met as of the date of the change of control, the amount payable to the participant shall be determined by applying a formula as set out in Section 11 of the Units Plan (all of which actions, as described in this paragraph, shall be collectively referred to as the “Change In Control Payments”).  If a change in control, as defined in the Units Plan, occurs during the Restricted Period, the Company shall not make the Change In Control Payments, and you shall not be entitled to receive any such payments either during or after the end of the Restricted Period.

3.
You acknowledge that, as the result of the adoption of the IFR, applicable law will not permit the Company to pay to you after the end of the Restricted Period (under the terms of paragraph (7) of the Agreement) cash amounts or Golden Parachute Payments that would have been paid to you during the Restricted Period except for the restrictions imposed by the Agreement.

4.
The terms of this document, as well as the Agreement, shall be subject to and shall be further revised, as necessary, to comply with EESA and ARRA, and any rules, regulations, guidance or other requirements issued thereunder.

5.	Unless otherwise specified herein, terms used herein shall have the meaning as defined in the Agreement.

6.
To the extent not subject to federal law, this letter agreement will be governed by and construed in accordance with the laws of the State of Indiana.  This letter may be executed in two or more counterparts, each of which will be deemed an original.

Sincerely,

Community Bank Shares of Indiana, Inc.

By:
Name:
Title:

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

By:
Name:
Title:
Date: August 24, 2009